CONTACTS:
Investor relations:	Media relations:
Gregg Haddad	Amy Knapp
813-865-1284	813-290-6208
gregg.haddad@wellcare.com	amy.knapp@wellcare.com

WELLCARE ANNOUNCES SECURITIES CLASS ACTION SETTLEMENT

Tampa, Florida (August 9, 2010)—WellCare Health Plans, Inc. (NYSE: WCG) announced today that it has reached an agreement on the material terms of a settlement which will resolve the claims asserted against the Company in the previously disclosed putative securities class action consolidated complaint filed against the Company.

The securities class action settlement provides, among other things, that WellCare will make cash payments to the class of $52.5 million within thirty days following the Court’s preliminary approval of the settlement, and $35.0 million by July 31, 2011.  The Company also will issue to the class tradable unsecured bonds having an aggregate face value of $112.5 million, with a fixed coupon of 6%.  The principal portion of the bonds have a maturity date of December 31, 2016.  In addition, if within three years of the agreement WellCare experiences a change in control at a share price of $30 or more, the Company will make an incremental $25.0 million payment to the class.

As a result of the agreement, the Company’s current estimate for the resolution of this matter is $200 million, which has been accrued in the second quarter of 2010 at its estimated fair value of approximately $194 million.  The material terms of the agreement are described in the Company’s second quarter Form 10-Q, which is expected to be filed later today with the United States Securities and Exchange Commission (SEC).

The terms of the settlement will be documented in an agreement which will require approval by the United States District Court for the Middle District of Florida following notice to all class members.  There can be no assurance that the settlement will be finalized and approved, and the actual outcome of this matter may differ materially from the terms of the settlement.

“We believe we will be able to meet our known near-term monetary obligations, including the terms of this settlement agreement, and maintain sufficient liquidity to operate our business,” said Tom Tran, WellCare’s chief financial officer.

In addition to the securities class action settlement, on June 24, 2010, WellCare announced it had reached a preliminary settlement with the Civil Division of the United States Department of Justice and the Civil Divisions of the United States Attorneys’ Offices for the Middle District of Florida and Connecticut to settle their pending inquiries.  In May 2009, the Company resolved investigations by the United States Attorney’s Office for the Middle District of Florida, the Florida Attorney General’s Office and the SEC.

“Upon final approval of these two matters, WellCare will have addressed the financial aspects of the legal proceedings that began in late 2007,” said Chuck Berg, WellCare’s executive chairman.  “These resolutions will enable us to focus on our mission of serving some of the country’s most vulnerable populations and to invest in our priority areas: health care quality and access, compliance, infrastructure and growth.”

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About WellCare Health Plans, Inc.
WellCare Health Plans, Inc. provides managed care services exclusively for government-sponsored health care programs, focusing on Medicaid and Medicare.  Headquartered in Tampa, Florida, WellCare offers a variety of health plans for families, children, and the aged, blind and disabled, as well as prescription drug plans.  The Company served approximately 2.2 million members nationwide as of June 30, 2010.  For more information about WellCare, please visit the Company’s website at www.wellcare.com.

Cautionary Statement Regarding Forward-Looking Statements
This news release contains “forward-looking” statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, regarding the prospective resolution of a civil investigation.  Such forward-looking statements are based on current expectations, are predictive in nature, and involve known and unknown risks and uncertainties that may cause WellCare’s actual outcomes and results to differ materially from those projected or contemplated in the forward-looking statements.  These risks and uncertainties include, but are not limited to, the risk that the settlement will not be finalized or approved.  If the settlement is not finalized, the ultimate resolution and its impact on WellCare cannot be assessed.  Forward-looking statements in this news release should be evaluated and read in conjunction with the other risks and uncertainties that affect WellCare’s business, including those found under the captions “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, “Forward Looking Statements” and “Risk Factors” in the Company’s Quarterly Report on Form 10-Q for the three months ended March 31, 2010, and in other filings by the Company with the U.S. Securities and Exchange Commission, which contain discussions of WellCare’s business and the various factors that may affect it.  Given these risks and uncertainties, we can give no assurances that any results or events projected or contemplated by our forward-looking statements will in fact occur and we caution you not to place undue reliance on these statements.  WellCare undertakes no duty to update these forward-looking statements to reflect any future events, developments, or otherwise.

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